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                                                                    EXHIBIT 2.1




                               PURCHASE AGREEMENT

                             DATED AS OF MAY 1, 2000

                                 BY AND BETWEEN

                                       THE

                                  SHAREHOLDERS

                                       OF

                          DOWNERS GROVE REPORTER, INC.,

                             DOWNERS GROVE REPORTER

                                       AND

                     LIBERTY GROUP SUBURBAN NEWSPAPERS, INC.




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                                TABLE OF CONTENTS


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1.  PURCHASE AND SALE OF THE SHARES AND THE  REAL PROPERTY.........................     1

    1.1.     The Shares............................................................     1
    1.2.     Share Purchase Price..................................................     1
    1.4.     The Closing and Manner of Payment.....................................     1
    1.5.     Determination of the Net Working Capital and the Share
             Purchase Price........................................................     4

2.  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.............................     6

    2.1.     Validity of Agreement.................................................     6
    2.2.     Corporate Organization and Good Standing of the Company...............     6
    2.3.     Capitalization........................................................     7
    2.4.     Title to Shares.......................................................     7
    2.5.     No Violation or Approval..............................................     7
    2.6.     Financial Statements..................................................     8
    2.7.     Liabilities; Absence of Changes; Operations in Ordinary Course........     9
    2.8.     Taxes.................................................................    11
    2.9.     Title to Assets.......................................................    12
    2.10.    Business Real Estate..................................................    12
    2.11.    Good Operating Condition and Repair...................................    13
    2.12.    Advertisers; Subscribers; Circulation.................................    13
    2.13.    Operations in Conformity With Law; Litigation.........................    14
    2.14.    Welfare and Benefit Plans.............................................    14
    2.15.    Labor Relations.......................................................    15
    2.16.    Licenses..............................................................    16
    2.17.    Proprietary Rights....................................................    16
    2.18.    Environmental Matters.................................................    17
    2.19.    Employees, Officers and Directors.....................................    18
    2.20.    Contractual Obligations...............................................    19
    2.21.    Transactions with Affiliates..........................................    20
    2.22.    Inventories...........................................................    20
    2.23.    Brokers and Finders...................................................    20
    2.24.    Insurance.............................................................    21
    2.25.    Corporate Names.......................................................    21
    2.26.    Subsidiaries of the Company...........................................    21
    2.27.    Disclosure............................................................    21

3.  REPRESENTATIONS OF THE BUYER...................................................    21

    3.1.     Due Organization, Authorization and Good Standing.....................    21
    3.2.     No Violation or Approval..............................................    22
    3.3.     Brokers and Finders...................................................    22

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4.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER............   22

         4.1.     Representations and Warranties.........................   22
         4.2.     Performance of Obligations.............................   22
         4.3.     Stock Certificates.....................................   22
         4.4.     Legal Opinion..........................................   23
         4.5.     Releases of Shareholders and the Landlord..............   23
         4.6.     Resignations of Officers and Directors.................   23
         4.7.     Charter Documents......................................   23
         4.8.     Injunctions............................................   23
         4.9.     Consents Under Contractual Obligations.................   23
         4.10.    Governmental Approvals.................................   23
         4.11.    Noncompetition Agreements..............................   24
         4.12.    Real Estate Documents..................................   24
         4.13.    No Material Adverse Change.............................   25
         4.14.    Elimination of Liens and Encumbrances..................   25
         4.15.    Payoff Letters.........................................   25
         4.16.    401(k) Plan............................................   25
         4.17.    March 31 Financials....................................   25

5.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SHAREHOLDERS.........   26

         5.1.     Payment of the Purchase Price..........................   26
         5.2.     Representations and Warranties.........................   26
         5.3.     Performance of Obligations.............................   26
         5.4.     Injunctions............................................   26
         5.5.     Governmental Approvals.................................   26

6.       COVENANTS OF THE PARTIES........................................   27

         6.1.     Access to Premises and Information.....................   27
         6.2.     Lien Searches..........................................   27
         6.3.     Public Announcements...................................   27
         6.4.     Environmental Reports..................................   27
         6.5.     Maintenance of Plans...................................   28
         6.6.     Conduct of Business Prior to Closing...................   28
         6.7.     No Solicitation of Other Offers........................   29
         6.8.     Preparation for Closing................................   29
         6.9.     Distributions..........................................   29
         6.10.    Tax Returns............................................   29
         6.11.    Further Assurances.....................................   30

7.       INDEMNIFICATION.................................................   30

         7.1.     Representations and Warranties.........................   30
         7.2.     Other Indemnification..................................   31
         7.3.     Notice of Claims.......................................   33
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         7.4.     Defense of Claims....................................     33

8.       NOTICES.......................................................     35

9.       EXPENSES OF TRANSACTION.......................................     36

10.      ENTIRE AGREEMENT..............................................     36

11.      BINDING EFFECT................................................     37

12.      GOVERNING LAW.................................................     37

13.      WAIVER OF JURY TRIAL..........................................     37

14.      COUNTERPARTS..................................................     37

15.      HEADINGS......................................................     37

17.      CONFIDENTIAL INFORMATION......................................     38
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                               PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of May 1, 2000, is by and between the persons listed on Schedule 1 attached hereto (collectively, the "Shareholders" and each individually a "Shareholder"), Downers Grove Reporter, an Illinois general partnership comprised of Chester J. Winter, Jr. and Patricia K. Winter ("Landlord"), and Liberty Group Suburban Newspapers, Inc., a Delaware corporation (the "Buyer").

                                    RECITALS

     A. Downers Grove Reporter, Inc., an Illinois corporation (the "Company"), is engaged in the business of publishing, marketing and distributing those certain newspapers identified on Exhibit A attached hereto (the "Publications") and operating printing facilities and distribution centers associated therewith (the "Business").

     B. The Shareholders collectively own, beneficially and of record, 4,000 issued and outstanding shares of Common Stock, no par value per share, of the Company (the "Shares"), 1,000 of which are shares of Voting Common Stock and 3,000 of which are shares of Non-Voting Common Stock, which Shares represent all of the outstanding capital stock of the Company as of the date hereof.

     C. The Landlord owns certain real property leased to the Company and identified on Exhibit B attached hereto (the "Real Property").

     D. The Buyer desires to purchase from the Shareholders and the Landlord, and the Shareholders and the Landlord desire to sell to the Buyer, the Shares and the Real Property for the consideration, on the terms and subject to the conditions set forth in this Agreement.


                                   AGREEMENTS

     In consideration of the recitals, the premises, the respective representations, warranties and covenants of the Buyer, the Shareholders and the Landlord set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. PURCHASE AND SALE OF THE SHARES AND THE REAL PROPERTY.

     1.1. The Shares. Subject to compliance with all the terms and conditions of this Agreement and in reliance on the representations and warranties set forth in this Agreement, the Shareholders agree to sell to the Buyer, and the Buyer agrees to purchase from the Shareholders, at the Closing, all of the Shares, free and clear of any and all liens, claims, charges, taxes, encumbrances, security interests, mortgages, deeds of trust, pledges, leases, easements, claims 2.2. of equitable interests, rights or restrictions of any kind whatsoever ("Liens and Encumbrances"), for the Share Purchase Price (as hereinafter defined).




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     1.2. Share Purchase Price. Subject to adjustment as provided in this
Section 1.2, the purchase price to be paid to the Shareholder by the Buyer for all of the Shares shall be an aggregate amount equal to $8,500,000 minus the Bank Payoff Amount (the "Share Purchase Price"). The Share Purchase Price shall be payable as specified in Section 1.4 hereof. The Share Purchase Price shall be:

          (A) reduced by the amount by which the Net Working Capital (as hereinafter defined) is less than zero, if the Net Working Capital is less than zero;

          (B) increased by the amount by which the Net Working Capital is greater than zero, if the Net Working Capital is greater than zero.

     1.3. The Real Property.

          (a) Subject to compliance with all the terms and conditions of this Agreement and in reliance on the representations and warranties set forth in this Agreement, the Landlord agrees to sell, convey, assign, transfer and deliver to the Company, and the Buyer agrees to cause the Company to purchase from the Landlord, at the Closing, the Real Property, free and clear of any and all Liens and Encumbrances (other than Permitted Liens and Encumbrances (as hereinafter defined)), for $2,000,000 minus the Real Estate Payoff Amount (the "Real Property Purchase Price"). The Real Property Purchase Price together with the Share Purchase Price are herein referred to as the "Purchase Price."

          (b) Proratable items, except those which are (x) the responsibility of the Company as tenant under that certain Commercial Lease dated May 1, 1998, by and between Landlord and the Company (the "Lease"), and (y) included in Current Liabilities (as hereinafter defined) for purposes of determining Net Working Capital (as hereinafter defined), with respect to the Real Property shall be apportioned between the Buyer and the Landlord as of the Closing Date. If any taxes are to be prorated and actual taxes are not ascertainable as of the Closing Date, such prorations shall be made based on 110% of the most recent ascertainable taxes. Any item, to the extent it relates to the period prior to the Closing Date, shall be apportioned to the Landlord, and any such item to the extent it relates to the period on or after the Closing Date shall be apportioned to the Buyer, except for items that are the responsibility of the Company under the Lease and included in Current Liabilities for purposes of determining Net Working Capital. The Buyer shall prepare (or cause the Company to prepare) a proration schedule as promptly as practicable after Closing and deliver a copy thereof to the Landlord. The Landlord will promptly provide to the Buyer and the Company any information reasonably requested by the Buyer in the preparation of such proration schedule. The parties hereto shall cooperate in resolving any dispute with respect to such proration schedule which may arise as soon as possible and in any event within thirty (30) days after the Closing Date. If the amounts set forth in the proration schedule under reimbursements to the Landlord exceed the reimbursements to the Buyer, then the difference between such amounts shall be paid to the Landlord by the Buyer as soon after the Closing Date as reasonably practicable. If the amounts set forth in the proration schedule under reimbursements to the Buyer exceed the







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     reimbursements to the Landlord, then the difference between such amounts shall be paid to the Buyer by the Landlord as soon after the Closing Date as reasonably practicable.

     1.4. The Closing and Manner of Payment. The closing of the purchase and sale of the Shares and the Real Property (the "Closing") shall be held at the offices of Katten Muchin Zavis, 525 West Monroe Street, Chicago, Illinois, at 10:00 a.m. (Central Standard time) on May 1, 2000 or on such other date as the Buyer and the Shareholder Representative (as hereinafter defined) may agree upon in writing (the "Closing Date"). With respect to the Real Property, the Closing shall be effected through a "New York style" closing in accordance with the terms of this Section 1.4 in order to have the Company's title to the Real Property insured at, and contemporaneously with, the Closing without a "gap" in coverage from the time of the Closing until the time of recording of the deed with respect to the Real Property. For purposes of this Agreement, "Shareholder Representative" shall mean Chris Winter. At the Closing, (i) the Shareholders will deliver to the Buyer stock certificates representing all the Shares, together with separate stock powers duly executed in blank, (ii) the Landlord shall deliver to the Buyer a special warranty deed conveying the Real Property to the Buyer and (iii) the Buyer shall deliver the Share Purchase Price to the Shareholders as provided below and the Real Property Purchase Price to the Landlord as provided below. On the Closing Date, the Purchase Price shall be payable as follows:

          (a) For purposes of the Closing, the parties mutually agree that the Share Purchase Price shall be deemed to be $9,419,496 (the "Estimated Share Purchase Price"). On the Closing Date and subject to the terms and conditions set forth in this Agreement and in consideration of the sale, assignment, transfer and delivery of all of the Shares, the Buyer will pay to the Shareholders (by wire transfer of immediately available funds to the account designated by each Shareholder) the Estimated Share Purchase Price, which Estimated Share Purchase Price shall be paid pro rata to each Shareholder based upon such Shareholder's proportionate ownership interest in the Shares as set forth in Section 2.4 of the Disclosure Schedule, less $1,000,000 (the "Escrow Amount") (which Escrow Amount shall for all purposes be allocated pro rata among the Shareholders). After the Closing, the actual Share Purchase Price shall be determined, taking into account the adjustments required pursuant to Section 1.2 and employing the procedures and criteria set forth in Section 1.5. If the Estimated Share Purchase Price exceeds the Share Purchase Price, as ultimately determined in accordance with Section 1.2 and Section 1.5, the Shareholders shall promptly (but, in any event, within five (5) business days of the ultimate determination of the Share Purchase Price) pay to the Buyer (by wire transfer of immediately available funds to the account designated by the Buyer) the excess, and if the Share Purchase Price, as ultimately determined in accordance with Section 1.2 and Section 1.5 exceeds the Estimated Share Purchase Price, the Buyer shall promptly (but, in any event, within five (5) days of the ultimate determination of the Share Purchase Price) pay to the Shareholders (by wire transfer of immediately available funds to the account designated by each Shareholder) the excess, which excess shall be paid pro rata to each Shareholder based upon such Shareholder's proportionate ownership interest in the Shares as set forth in Section 2.4 of the Disclosure Schedule;





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          (b) the Buyer will pay to the Landlord (by wire transfer of immediately available funds to the account designated by the Landlord) the Real Property Purchase Price; and

          (c) the Escrow Amount shall be deposited with a financial institution reasonably acceptable to the Shareholders and the Buyer as designated in the Escrow Agreement (as hereinafter defined) (the "Escrow Agent"), such funds to be maintained by the Escrow Agent to secure the Shareholders' obligations under this Agreement and to be administered and payable in accordance with an escrow agreement, in substantially the form of Exhibit C attached hereto (the "Escrow Agreement").

     1.5. Determination of the Net Working Capital and the Share Purchase Price. The Net Working Capital and the Share Purchase Price (taking into account the adjustments required pursuant to Section 1.2) shall be determined in accordance with this Section 1.5.

          (a) As promptly as practicable after the Closing Date, and in any event on or before the expiration of ninety (90) days from the Closing Date, the Shareholders shall cause to be prepared and furnished to the Buyer, a balance sheet of the Company (the "Closing Balance Sheet") as of 11:59 p.m. (Central Standard time) on April 30, 2000 (the "Price Determination Time"). Subject to Section 1.5(c) below, the Closing Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles, consistently applied ("GAAP"), except as set forth in paragraph (c) of this Section 1.5, after giving effect to the transactions contemplated by this Agreement to occur on or prior to the Closing (including, but not limited to, the distribution to the Shareholders of the Excluded Assets (as hereinafter defined)), but prior to the application of purchase accounting to reflect the acquisition of the Shares pursuant to this Agreement. The Shareholder Representative shall also prepare (or cause to be prepared) and furnish to the Buyer not later than the date by which the Closing Balance Sheet is required to be delivered, a written statement based upon the Closing Balance Sheet reflecting only those assets and liabilities of the Company as of the Price Determination Time which are required to be included in the determination of the Net Working Capital in accordance with this Section 1.5 and calculating the Net Working Capital and the Share Purchase Price (collectively the "Statement"). The Shareholder Representative and the Shareholders' accountants shall have reasonable access during normal business hours to all documents, records, work papers, facilities and personnel reasonably necessary to prepare the Closing Balance Sheet and the Statement. The Buyer and the Buyer's accountants shall have reasonable access during normal business hours to all documents, records, work papers, facilities and personnel reasonably necessary to review the Closing Balance Sheet and the Statement.

          (b) If the Buyer disputes any of the elements or amounts reflected on the Closing Balance Sheet or the Statement or the Shareholder Representative's calculation of the Net Working Capital or the Share Purchase Price (a "Dispute"), the Buyer shall give the Shareholder Representative written notice of such Dispute within thirty (30) days of receipt of the Closing Balance Sheet, the Statement and the Shareholder Representative's





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

     calculation of the Net Working Capital or the Share Purchase Price. If, after good-faith negotiations, the Shareholder Representative and the Buyer are unable to resolve the Dispute within thirty (30) days of the Buyer giving the Shareholder Representative notice of the Dispute, the Buyer and the Shareholder Representative shall promptly submit the Dispute to Arthur Andersen LLP or another independent public accountant selected by mutual agreement of the Shareholder Representative and the Buyer (the "Independent Accountant") for resolution. In connection with the resolution of any Dispute, the Independent Accountant shall have reasonable access during normal business hours to all documents, records, work papers, facilities and personnel of the parties reasonably necessary to perform its functions hereunder. The Independent Accountant's function shall be to review only those items set forth on the Closing Balance Sheet, the Statement or the Shareholder Representative's calculation of the Net Working Capital or the Purchase Price that are the subject of the Dispute. The decision of the Independent Accountant with respect to any Dispute shall be final and binding on the parties. The fees and expenses of the Independent Accountant shall be borne equally by the Shareholders and the Buyer.

          (c) For purposes of this Agreement, "Net Working Capital" means an amount equal to the difference between (A) the sum of the aggregate book value of the Current Assets as of the Price Determination Time and (B) the sum of the aggregate book value of the Current Liabilities as of the Price Determination Time and the aggregate book value of the Other Liabilities as of the Price Determination Time, all as determined in accordance with this
     Section 1.5 and the Closing Balance Sheet. For such purposes, (1) "Current Assets" means the current assets of the Company including, but not be limited to, (i) subject to item (D) below, accounts and notes receivable, including classified and advertising receivables, (ii) cash and cash equivalents, (iii) newsprint inventory (which shall be valued for such purposes at its current market value as of the Price Determination Time),
     (iv) prepaid expenses, (v) the deposit on the purchase price of that replacement image setter described in Section 2.7.2 of the Disclosure Schedule (the "Imager") and (vi) a marketable securities (which shall be valued at the amount at which the Company would receive if it sold all such marketable securities on the Closing Date minus all expenses that would be incurred by the Company in connection with such sale and all Taxes that would be owed in connection with or as a result of such sale), but shall expressly exclude (A) those assets listed on Schedule 1.5-A (collectively, the "Excluded Assets"), (B) all deferred income tax benefits or similar assets, (C) loans made to the Shareholders and (D) accounts receivable and notes receivable of the Company existing as of the Price Determination Time that are not collected by the Company or the Buyer on or prior to the date ninety (90) days after the Closing Date ("Uncollected Receivables"), net of the reserve for doubtful accounts included as an offset against Current Assets in determining Net Working Capital, (2) "Current Liabilities" means the current liabilities of the Company (excluding the portion of the Bank Payoff Amount that constitutes current liabilities of the Company as of the Price Determination Time) including, but not limited to, (i) all accounts and notes payable and expenses accrued or required to be accrued in accordance with GAAP, including, without limitation, the following (whether or not required to be accrued in accordance with GAAP): (w) an accrual for the cost of repairing the roof on the Real Property (the Buyer and the Shareholder Representative shall mutually select the roofing







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

     contractor to perform such repairs and shall cooperate to complete such repairs within 90 days of Closing), (x) an accrual with respect to rent, unpaid earned vacation pay, wages, real property Taxes (with respect to such real property Taxes for any real property based upon 110% of the most recent ascertainable real property Taxes for such real property) and withholding Taxes, (y) unless the Company has paid, prior to the Closing Date, bonuses to employees who are not Shareholders or family members of Shareholders with respect to the Company's 2000 fiscal year (excluding bonuses of Company vehicles or cash bonuses that are used to purchase Company vehicles) equal to or greater than the bonuses paid to employees who are not Shareholders or family members of Shareholders with respect to the Company's 1999 fiscal year, an accrual for employee bonuses, which shall equal the aggregate amount of the employee bonuses paid or to be paid with respect to the Company's fiscal year ended September 30, 1999, multiplied by a fraction the numerator of which is the number of days which have elapsed in the Company's current fiscal year from October 1, 1999 through the Price Determination Time, and the denominator of which is 366, and (z) an accrual for employer contributions under or with respect to the Downers Grove Reporter Profit Sharing and 401(k) Plan (the "Company's 401(k) Plan"), which shall equal the aggregate amount of such contributions made or to be made with respect to the Company's fiscal year ended September 30, 1999, multiplied by a fraction the numerator of which is the number of days which have elapsed in the Company's current fiscal year from October 1, 1999 through the Price Determination Time, and the denominator of which is 366, (ii) checks payable by the Company which have not cleared and as to which cash has not been debited, (iii) unearned subscription and advertising income, and (iv) accrued but unpaid expenses with respect to the Real Property which are the responsibility of the Company under the Lease, but shall exclude the liability for the balance of the purchase price of the Imager, and (3) "Other Liabilities" means all non-current, non-operating and other non-current liabilities of the Company described on
     Schedule 1.5-B, (other than the Bank Payoff Amount).

          (d) From the Closing Date through the date ninety (90) days after the Closing (the "Collection Period"), the Buyer shall cause the Company to collect accounts receivable in accordance with the Buyer's customary collection practices, provided, however, that the Buyer shall not be obligated to cause the Company to initiate proceedings, or engage a collection agency, to collect such accounts receivable. Any collections from any account debtor who is an account debtor on any of the accounts receivable outstanding as of the Closing shall be credited against the oldest outstanding account of such account debtor unless otherwise specifically directed by the account debtor as a result of a dispute as to such accounts or otherwise. In the event that the Company receives a payment on an Uncollected Receivable at any time after the Collection Period, the Company shall pay such amount to the Shareholder Representative, for distribution to the Shareholders, on a pro rata basis based on each Shareholder's proportionate ownership interest in the Shares as set forth in Section 2.4 of the Disclosure Schedule.

     2. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. The Shareholders, jointly and severally, make the representations and warranties to the Buyer set forth in this Section 2.






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     2.1. Validity of Agreement. Each of the Shareholders is competent and has the power and authority to execute and deliver this Agreement and the other agreements or instruments executed pursuant hereto or thereto or in connection with the consummation of the transactions contemplated hereby or thereby (collectively, the "Transaction Documents"), to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and upon execution thereof the Transaction Documents will constitute, the valid and legally binding obligation of each of the Shareholders that is a party thereto, enforceable against each such Shareholder in accordance with its terms. The Landlord has the power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and upon execution thereof the Transaction Documents will constitute, the valid and legally binding obligation of the Landlord, enforceable against the Landlord in accordance with its terms.

     2.2. Corporate Organization and Good Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Company has full requisite power and authority to carry on its business and to own and use the properties owned and used by it. Accurate and complete copies of the articles of incorporation and by-laws of the Company have heretofore been delivered to the Buyer. The Company is duly qualified to do business in and is in good standing in each state in which the failure to so qualify could have a material adverse effect, individually or collectively, upon the Company, the Business or any of the Publications and all such states are listed in Section 2.2 of the Disclosure Schedule. All corporate action on the part of the Company, its directors and shareholders necessary for the consummation of the transactions contemplated by this Agreement and the Transaction Documents has been taken. The principal place of business of the Company is at 922 Warren Avenue, Downers Grove, Illinois 60515, and the books and records of the Company are kept at such office. The minute books of the Company, as made available to the Buyer and its representatives, reflect all minutes of all meetings of Board of Directors of the Company and all Committees thereof and the minutes of all meetings of Shareholders prepared and maintained. At the Closing, the stock records and minute books of the Company will be in the possession of the Buyer and all of the other books and records of the Company will be in the possession of the Buyer or the Company. The Landlord is a partnership duly organized, validly existing and in good standing under the laws of the State of Illinois. The Landlord has full requisite power and authority to carry on its business and to own and use the properties owned and used by it. The partners of the Landlord are listed on Section 2.2 of the Disclosure Schedule. All action on the part of the Landlord and its partners necessary for the consummation of the transactions contemplated by this Agreement and the Transaction Documents has been taken or will be taken prior to the Closing.

     2.3. Capitalization. The authorized capital stock of the Company consists solely of 10,000 shares of Common Stock, no par value per share, 2,500 of which are Voting Common Stock and 7,500 of which are Non-Voting Common Stock, of which only the Shares are issued and outstanding. The Shares are owned of record and beneficially by the Shareholders. All of the Shares are duly authorized, validly issued, fully paid and nonassessable, were not issued in







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

violation of any law or of the preemptive or similar rights of any shareholder or other person. There is no warrant, right, option, conversion privilege, stock purchase plan or other contractual obligation that obligates the Company to offer, issue, purchase or redeem any shares of its capital stock or debt or other securities convertible into or exchangeable for capital stock (now, in the future or upon the occurrence of any contingency) or that provides for any stock appreciation, phantom stock or similar rights or arrangements. No person, entity or business organization has perfected any dissenters' or appraisal rights with respect to any capital stock of the Company which was outstanding at any time.

     2.4. Title to Shares. Each Shareholder has good and marketable title to, and is the record and beneficial owner of, the number of Shares set forth next to such Shareholder's name in Section 2.4 of the Disclosure Schedule, free and clear of any and all Liens and Encumbrances, except for the Liens and Encumbrances listed on Section 2.4 of the Disclosure Schedule which will not exist as of the Closing. None of the Shareholders is a party to, or bound by, any option, warrant, purchase right, or other contract or commitment that requires such Shareholder to sell, transfer, or otherwise dispose of any capital stock of the Company. None of the Shareholders has granted a proxy with respect to any of the Shares, and there is no voting or voting trust agreement or any similar arrangement affecting any of the Shares. Upon the delivery of and payment for the Shares at the Closing as provided for in this Agreement, the Buyer will acquire good and marketable title thereto, free and clear of any and all Liens and Encumbrances, subject to no rescission or similar rights.

     2.5. No Violation or Approval. Except as set forth in Section 2.5 of the Disclosure Schedule, the execution, delivery and performance by each Shareholder of this Agreement and the Transaction Documents to which it is a party, the performance by each Shareholder of its respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not result in a breach or violation of, or a default under, the Company's articles of incorporation or by-laws, any statute applicable to the Company or any of the Shareholders, any agreement to which any of the Shareholders or the Company is a party or by which any of the Shareholders or the Company or any of their respective properties is bound, or any order, judgment, decree, rule or regulation of any court or any governmental agency or body having jurisdiction over, any of the Shareholders or the Company or their respective properties. No consent, approval, order or authorization of, or negotiation, declaration or filing with, any governmental authority or entity or other party is required of the Company or any of the Shareholders in connection with the execution and delivery of this Agreement or the Transaction Documents to which it is a party or the consummation of any of the transactions contemplated hereby or thereby. Except as set forth in Section 2.5 of the Disclosure Section, the execution, delivery and performance by the Landlord of this Agreement and the Transaction Documents to which it is a party, the performance by the Landlord of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not result in a breach or violation of, or a default under, the Landlord's organizational documents, any statute applicable to the Landlord, any agreement to which the Landlord is a party or by which the Landlord or any of its properties is bound, or any order, judgment, decree, rule or regulation of any court or any governmental agency or body having jurisdiction over, the Landlord or its properties. No consent, approval, order or authorization of, declaration or filing with, any governmental authority or entity or other party is required of the Landlord in connection with the execution and delivery of this Agreement or the Transaction Documents to which it is a party or the consummation of any of the transactions contemplated hereby or thereby.

     2.6. Financial Statements. Section 2.6 of the Disclosure Schedule contains copies of the following financial statements of the Company: (i) the Company's unaudited financial statements for the fiscal year ended September 30, 1999 (the "1999 Balance Sheet Date") consisting of the balance sheet of the Company as of such date (the "1999 Balance Sheet") and a statement of income of the Company for the fiscal year ended on such date (together with the 1999 Balance Sheet, the "1999 Financial Statements") and (ii) the Company's unaudited financial statements for the fiscal month ended February 29, 2000 consisting of a balance sheet of the Company as of such date (the "Interim Balance Sheet Date") and a statement of income of the Company for the five-month period ended on such date (the "Interim Financial Statements"). The 1999 Financial Statements present fairly in all material respects the financial position of the Company and the results of its operations as of the 1999 Balance Sheet Date and the one-year period then ended, except as set forth in Section 2.6 of the Disclosure Schedule. The 1999 Financial Statements and the Interim Financial Statements were prepared in a manner consistent with the Federal income tax returns of the Company for the Company's fiscal year ended September 30, 1999. The Interim Financial Statements present fairly the financial position of the Company and the results of its operations as of and for the five-month period ending February 29, 2000, subject to year-end adjustments. The accounts receivable shown on the unaudited balance sheet contained in the Interim Financial Statements (the "Interim Balance Sheet") represent bona fide receivables arising in the ordinary course of business and, to the knowledge of the Shareholders, are collectible in full, subject to the bad debt reserves, if any, set forth in such balance sheets.

     2.7. Liabilities; Absence of Changes; Operations in Ordinary Course.

          2.7.1. Except as set forth in Section 2.7.1 of the Disclosure Schedule and except for Permitted Liabilities (as hereinafter defined), the Company does not have any Liability. For purposes of this Agreement, (i) "Liability" or "Liabilities" means any, direct or indirect, Indebtedness (as hereinafter defined), liability, claim or obligation, fixed or unfixed, matured or unmatured, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured, contingent or otherwise, and (ii) "Permitted Liabilities" means (A) trade accounts payable and accruals of expenses of the Company reflected on the Interim Balance Sheet, arising in the ordinary course of business in accordance with past practices since the Interim Balance Sheet Date, or reflected in the Closing Balance Sheet, (B) prepaid subscription and advertising Liabilities incurred in the ordinary course of business in accordance with past practices, (C) the Other Liabilities described on Schedule 1.5-B but only to the extent set forth on the Closing Balance Sheet, (D) Liabilities of the Company under or with respect to the executory portion of the Contractual Obligations (as hereinafter defined) listed in Section 2.20 of the Disclosure Schedule (other than Liabilities relating to breaches or defaults by the Company under, or with respect to, any such Contractual Obligations), and (E) Liabilities of the Company under or with respect to the executory portion of any contract, agreement, deed, mortgage, lease, license, permit or other instrument by which the Company is bound which is not required to be listed in Section 2.20 of the Disclosure Schedule (other than Liabilities relating to breaches or defaults by the Company under, or with respect to, any such contract, agreement, deed, mortgage, lease, license, permit, approval or other instrument, commitment, undertaking, arrangement or understanding).

          2.7.2. Since the Interim Balance Sheet Date, none of the tangible assets of the Company has suffered any material damage, destruction or loss (whether or not covered by insurance). Except as set forth in Section 2.7.2 of the Disclosure Schedule, since the Interim Balance Sheet Date, the Company has operated the Business only in the ordinary course, in accordance with past practices, and there has been no (a) material adverse change in the condition (financial or otherwise), assets, business, operations or prospects of the Company, (b) event or condition which, directly or indirectly, individually or collectively, could reasonably be expected to have such an effect or (c) change in the Company's practices with respect to the collection of receivables or payment of payables.

          2.7.3. Since the Interim Balance Sheet Date, except as expressly contemplated by this Agreement or as set forth in Section 2.7.3 of the Disclosure Schedule, the Company has not: (i) increased the compensation of any of its directors, officers, employees or affiliates other than in the ordinary course of business consistent with past practices; (ii) entered into or performed any contract, agreement, deed, mortgage, lease, license, other instrument, commitment, undertaking, arrangement or understanding, or other transaction, not in the ordinary course of business and consistent with past practices; (iii) made any loan or advance of funds or assets of any kind to, or forgiven any loan or advance to, any person, entity or business organization, other than in the ordinary course of business consistent with past practices; (iv) made any dividend or distribution of fixed assets to any Shareholder or other person, entity or business organization (other than the distribution of the Excluded Assets); (v) made or authorized any individual capital expenditure by the Company in excess of $5,000 individually or made or authorized capital expenditures by the Company of more than $50,000 in the aggregate; (vi) sold, transferred or otherwise disposed of assets or properties, real, personal, tangible or intangible, or mixed, having a value in excess of $5,000 in the aggregate, other than newspapers sold, or inventory used or consumed, in the ordinary course of business consistent with past practices; (vii) made any material change in or revoked any tax election or any agreement or settlement made by the Company with any taxing authority; (viii) paid, discharged or satisfied any Liability, other than the payment, discharge, or satisfaction of Liabilities in the ordinary course of business; (ix) made any material change in any method of accounting or keeping of books of account or accounting practices or principles; (x) consummated any merger or consolidation with, or agreed to merge or consolidate with, or any purchase of substantially all the assets of, or other acquisition of any business of, any corporation, partnership, entity, association, or other business organization or division; (xi) consummated any repurchase or redemption, or agreed to repurchase or redeem, any shares of its capital stock, any options or other rights to acquire such stock or any securities convertible into or exchangeable for such stock; (xii) paid any bonus, or made any advance with respect to a bonus, to any Shareholder; (xiii) paid any amounts to obtain the consents or approvals required by this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby; (xiv) paid any Taxes (as hereinafter defined) except in the ordinary course of business consistent with past practices; (xv) paid any Liabilities other than Permitted Liabilities; or (xvi) entered into any agreement, whether oral or written, to do any of the foregoing.

          2.7.4. Except as set forth in Section 2.7.4 of the Disclosure Schedule, as of the Closing Date, the Company will not have any Liability (fixed, contingent or otherwise) in respect of any Indebtedness. "Indebtedness" means: (i) any indebtedness of the Company for borrowed money, whether current or funded, secured or unsecured; (ii) any indebtedness of the Company for the deferred purchase price of any assets or services (other than trade accounts payable and accruals incurred in the ordinary course of business consistent with past practices and prepaid subscription liabilities and accrued payroll incurred in the ordinary course of business); (iii) any indebtedness of the Company created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company (even though the rights and remedies of the seller or lender under such agreement in the event of a default may be limited to repossession or sale of such property); (iv) any indebtedness of the Company secured by a purchase money mortgage, lien or other encumbrance to secure all or part of the purchase price of property subject to such mortgage, lien or other encumbrance; (v) any obligations under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which the Company is liable as lessee; (vi) any Liability of the Company in respect of banker's acceptances or letters of credit (contingent or otherwise); (vii) any indebtedness, whether or not assumed, secured by mortgages, liens or other encumbrances on property acquired by the Company at the time of acquisition thereof; and (viii) any indebtedness referred to in clause (i), (ii),
     (iii), (iv), (v), (vi) or (vii) above which is directly or indirectly guaranteed by the Company or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

     2.8. Taxes. Since 1987, the Company has been eligible to file, and has properly filed, all elections and other instruments and documents necessary to qualify as, and shall, as of the Closing, be an "S" corporation within the meaning of Sections 1361 and 1362 of the Code. The Company has duly filed on a timely basis all federal, state, local and foreign Tax returns that are required to be filed in respect of the Company or any of the Plans (as hereinafter defined), and all such Tax returns were true, accurate and complete. The Company has paid all Tax Liabilities of the Company (including interest and penalties) that have become due. The Company is not a party to, or bound by, any tax sharing agreement. The Company has paid all required withholding Taxes that are currently due with respect to current or former employees, independent contractors, creditors, shareholders, or other third parties. There are in effect no waivers or extensions by the Company of the applicable statutes of limitations for Tax Liabilities for any period, and no power of attorney has been executed or filed by or on behalf of the Company with the Internal Revenue Service (the "IRS") or any other taxing authority. No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax returns that it is or may be subject to taxation in that jurisdiction. Except as set forth in Section 2.8 of the

Disclosure Schedule, no taxing authority has asserted, either orally or in writing, any adjustment that could result in an additional Tax for which the Company is or may be liable. There is no pending audit, examination, investigation, dispute, proceeding or claim for which the Shareholders or the Company has received notice relating to any Tax for which the Company is or may be liable. The Company has not filed a consent under section 341(f) of the Code, concerning collapsible corporations. The Company is not a party to any contract, agreement, plan or arrangement that, individually or collectively, could give rise to any payment that would not be deductible by reason of section 280G of the Code. The Company has never been a member of any affiliated group filing a consolidated federal income return, and the Company has no Liability for the Taxes of any other person, entity or business organization under Treas. Reg.
Section 1.1502-6 (or any similar provisions of state, local or foreign law), as a transferee or successor, by contract or otherwise. The Company has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662 of the Code. For purposes of this Agreement, "Tax" or "Taxes" shall mean any income, corporation, gross receipts, profits, gains, capital stock, capital duty, franchise, withholding, social security (including any social security charge or premium), unemployment, disability, property, wealth, welfare, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any governmental entity (whether national, local, municipal or otherwise) or political subdivision thereof, and any interest, penalties or additions to tax, and including any transferee or secondary Liability in respect of any tax (whether by applicable tax law, contractual agreement or otherwise) and any Liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

     2.9. Title to Assets. The Company has good title to or, in the case of leases and licenses, valid and subsisting leasehold interests and licenses in, all of its assets (tangible or intangible, real or personal or mixed) reflected in the 1999 Balance Sheet (other than assets disposed of since the 1999 Balance Sheet Date in the ordinary course of business or as permitted by this Agreement) or acquired by the Company since the 1999 Balance Sheet Date (collectively, the "Assets"), including, but not limited to, title to or unfettered right to the use of, or common law rights in, the mastheads, trade names, trademarks, service marks and other marks, names and proprietary rights set forth in Section 2.17 of the Disclosure Schedule and the Business Real Estate (as hereinafter defined), free and clear of any and all Liens and Encumbrances, other than those Liens and Encumbrances set forth in Section 2.9 of the Disclosure Schedule and Permitted Liens and Encumbrances (as hereinafter defined). No claim has been asserted by any person, entity or business organization to prevent or in any way limit the use by the Company of any of the Assets owned or used by it or challenging the validity or effectiveness of the Company's ownership or use thereof. Except as set forth in Section 2.9 of the Disclosure Schedule, none of the Company's rights in the Assets owned or used by it arise pursuant to contract rights (i) that by their terms are not assignable without the consent of the other contracting party or parties, (ii) that may be terminated by the other party thereto as a result of the consummation of the transactions contemplated by this Agreement or the Transaction Documents or (iii) in respect of which the consummation of the transactions contemplated by this Agreement or the Transaction Documents would create a default.

     2.10. Business Real Estate.


     (a) Section 2.10(a) of the Disclosure Schedule lists all real property and improvements owned by the Company (the "Owned Real Estate"). The Company has marketable fee simple title to the Owned Real Estate, free and clear of any and all Liens and Encumbrances other than Permitted Liens and Encumbrances.


     (b) Section 2.10(b) of the Disclosure Schedule lists all other real property (including, but not limited to, the Real Property) used by the Company, all of which is leased by the Company from third parties, and indicates with respect to each such parcel of real property, the owner thereof (the "Leased Real Estate"; the Owned Real Estate and the Leased Real Estate are collectively referred to herein as the "Business Real Estate"). Accurate and complete copies of all existing lease agreements with respect to the Leased Real Estate have heretofore been delivered to the Buyer. The Landlord has marketable fee simple title to the Real Property, free and clear of any and all Liens and Encumbrances, other than Permitted Liens and Encumbrances. 1.9.

     (c) The Business Real Estate is in compliance in all material respects with the terms of the instruments that constitute the Permitted Liens and Encumbrances. None of the Permitted Liens and Encumbrances interferes with the Company's current use or operations at or on the Business Real Estate. All buildings and structures located on the Business Real Estate are located completely within the boundary lines of the Business Real Estate, and no buildings, structure or other improvements and appurtenances thereto owned by others encroach onto or under the Business Real Estate, except for encroachments which do not adversely affect the operation of the Company's businesses on such real estate. All buildings used by the Company in connection with the Business are in compliance, in all material respects, with all applicable statutes, ordinances, rules and regulations, federal, state and local (including, but not limited to, applicable zoning and other land use restrictions) to the extent required. No notice from any county, township or other governmental body has been received by the Company or has been served upon the Real Property requiring or calling attention to the need for any work, repair, construction, alteration or installation on or in connection with the Business Real Estate which has not been substantially completed, except to the extent set forth in Section 2.10(c) of the Disclosure Schedule. No notice has been received by the Company or has been served upon the Real Property stating that the buildings on the Business Real Estate, or the business presently conducted thereon by the Company, are not in compliance with any applicable statutes, ordinances, rules or regulations, federal, state or local (including, but not limited to, applicable zoning and other land use restrictions).

     2.11. Good Operating Condition and Repair. Except as set forth in Section
2.11 of the Disclosure Schedule, each of the tangible Assets owned by the Company and the Business Real Estate that are currently used in the conduct of the Business or were used in the conduct of the Business on or at any time after September 30, 1999 (including, but not limited to, the heating, ventilation, mechanical, electrical, sewer, sprinkler and air conditioning systems and boilers located thereon) (i) is in satisfactory operating condition; (ii) is available for use in the conduct and operations of the Business; and (iii) are, in the aggregate, adequate for the Company's current use. Without limitation of the foregoing, the Assets set forth in Section 2.11 of the Disclosure Schedule are scheduled for repair.

     2.12. Advertisers; Subscribers; Circulation. Except as set forth in Section
2.12 of the Disclosure Schedule, to the Shareholder's knowledge, none of the 10 persons, entities or business organizations that generated the greatest amount of advertising revenues for each of the Publications during the period from October 1, 1998 through September 30, 1999 intends to reduce the level at which it purchases advertising space on a regular basis from the Company or any of the Publications. The 10 persons, entities or business organizations that generate the greatest amount of advertising revenues changes from year to year. Set forth on Section 2.12 of the Disclosure Schedule or attached thereto, is (i) a verified audit circulation report with respect to the total paid circulation and the total unpaid circulation for each of the Publications as of March 31, 1999,
(ii) a list of the 10 businesses or entities that generated the greatest amount of advertising revenues for each of the Publications during the period from October 1, 1998 through September 30, 1999 and during the period from October 1,1998 through February 29, 2000 and the amount thereof, (iii) a list of all advertisements published in each of the Publications during the period from October 1, 1998 through February 29, 2000 in exchange for goods or services, as opposed to cash payment, provided, however, that no such list is required to be delivered if the aggregate value of all such advertisements during such period by all of the Publications, based upon the published rate for the type of advertising involved, is less than $5,000, (iv) a schedule of all sales during the period from October 1, 1998 through February 29, 2000 of, commitments during such period to sell, or representations during such period that it will sell, advertising space in any of the Publications to any party at a rate below the published rate for the type of advertising sold or to be sold, (v) an accounts receivable aging as of February 29, 2000 of the Company, and (vi) a description of any circulation drives, including, but not limited to, any discounting or other promotional programs, occurring in the period from October 1, 1998 through February 29, 2000. All of the information set forth on Section 2.12 of the Disclosure Schedule or attached thereto is true, correct and complete. The total paid circulation of each of the Publications as of September 30, 1999 and March 31, 2000 is set forth in Section 2.12 of the Disclosure Schedule, which was determined in a manner consistent with the same manner as paid circulation was determined in the verified audit circulation report for the period ending March 31, 1999. The Company has met and fulfilled all qualification standards and done all acts under any state or local law, rule, regulation or ordinance with respect to requirements to publish legal notices insofar as those requirements relate to the types of legal notices heretofore published in any of the Publications. The Shareholders have delivered to the Buyer an accurate and complete copy of the current published rates for advertising in each of the Publications.

     2.13. Operations in Conformity With Law; Litigation. The Company is not, and has not been, in violation, in any material respect, of, or in default, in any material respect, under, any law, statute, ordinance, code, order, rule, regulation, judgment or decree, whether heretofore or now in effect. Without limiting the foregoing, (i) each of the tangible Assets owned by the Company and the Business Real Estate is in compliance, in all material respects, with all applicable statutes, ordinances, rules and regulations and (ii) the Company is in compliance, in all material respects, with all federal, state and municipal laws, rules and regulations with respect to nondiscrimination in employment and the payment of wages to the employees of the Company, with respect to the classification of editorial employees employed by the Company, and with respect to the uses of such Assets and the Business Real Estate. Except to the extent set forth in Section 2.13 of the Disclosure Schedule, there are no pending or, to the Shareholders' knowledge, threatened lawsuits, administrative proceedings (including, but not limited to, with respect to harassment or discrimination with respect to any employee of the Company, or with respect to libel or slander) or material claims against the Company or any employee of the Company (in its capacity as such or as a result of conduct during the course of employment) or, any investigation involving the Company and any of the foregoing types of actions.

     2.14. Welfare and Benefit Plans. Section 2.14 of the Disclosure Schedule contains a list of all severance pay, vacation, sick leave, medical, dental, life insurance, disability or other welfare plans, savings, profit sharing or other retirement plans and all bonus or other incentive plans, contracts, arrangements or practices (the "Plans") maintained or contributed to by the Company and in which any one or more of the current or former employees of the Company (including beneficiaries of employees or former employees) participates, is eligible to participate or has participated and with respect to which the Company has any Liabilities. The Shareholders have furnished the Buyer with true and complete copies of all written Plans and written summaries of the material terms of all unwritten Plans as in affect on the date hereof, including but not limited to, the Nationwide Life Insurance Company Group Annuity Contract, the funding vehicle under the Company's 401(k) Plan. No communications have been made indicating or agreeing that the terms of any such Plan are different than the terms as set forth in such copies or summaries of such Plan. All Plans are in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder ("ERISA"), as well as with all other applicable federal, state and local statutes, ordinances and regulations. All reports or other documents required by law or contract to be filed with any governmental agency, or distributed to Plan participants or beneficiaries, with respect to the Plans have been timely filed or distributed. Neither the Company, nor the Shareholders, nor any Company Plan Affiliates (as hereinafter defined) nor any trustee or any other fiduciary of any of the Plans have engaged in any prohibited transaction within the meaning of sections 406 and 407 of ERISA or section 4975 of the Code with respect to any of the Plans that has occurred. Except as disclosed in Section 2.14 of the Disclosure Schedule, the Company has not maintained, or been obligated to contribute to, a Plan that is subject to the provisions of Title IV of ERISA, and the Company, or any other entity with whom the Company is under common control (as such term is used in section 4001(b) of ERISA), has not incurred any Liability under section 4201 of ERISA with respect to any "multi-employer plan" (as such term is defined in section 4001(a)(3) of ERISA) or any other plan subject to Title IV of ERISA, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not constitute a complete or partial withdrawal from or with respect to any such "multi-employer plan" or other plan subject to Title IV of ERISA or any collective bargaining agreement to which the Company is a party or by which the Company is bound or otherwise give rise to any Liability of the Company in connection therewith. Each of the Plans maintained by the Company which is intended to be "qualified" within the meaning of section 401(a) of the Code and any trust maintained in connection with any of the Plans which trust is exempt under section 501(a) of the Code (a) has been determined by the IRS to be so qualified and exempt, as the case may be, and such determinations have not been modified, revoked or limited and nothing has occurred (or failed to occur) since the receipt of such determination letters that would adversely affect any such Plan's qualification or any such trust's exempt status or (b) is a prototype standardized plan with respect to which the prototype plan sponsor has received an opinion letter from the IRS. The Company neither maintains nor is obligated to provide benefits under any life, medical or health plan that provides benefits to retirees or other terminated employees other than (a) benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and
(b) benefits under insured plans maintained by the Company provided in the event an employee is disabled at the time of termination of the employee's employment with the Company and the conversion privileges provided under such insured plans. The Company has complied in all material respects with all of its obligations under COBRA, and does not expect to incur any Liability in connection with the benefit continuation rights under COBRA with respect to its employees or any other employees, other than the rights of employees whose employment with the Company terminates on or after the Closing Date and the rights of former employees of the Company who have elected or have a right to elect health continuation coverage under COBRA as disclosed in Section 2.14 of the Disclosure Schedule. No Plan is a multiple employer welfare arrangement. Any Plan that is funded through a "welfare benefit fund" as defined in section 419(e) of the Code has complied and continues to comply in all material respects with all requirements of section 419 and 419A of the Code and regulations thereunder. The Company does not maintain any unfunded deferred compensation arrangement with respect to any employee or any former employee. There are no current or former Company Plan Affiliates. For purposes of this Agreement, "Company Plan Affiliates" means each person, entity or business organization with whom the Company constitutes or has constituted all or part of a controlled group, or which would be treated or has been treated with the Company as under common control or whose employees would be treated or have been treated as employed by the Company, under section 414 of the Code or section 4001(b) of ERISA.

     2.15. Labor Relations. Except as set forth in Section 2.15 of the Disclosure Schedule, the Company is not a party to, bound by or operating under any employment agreement, collective bargaining agreement or other agreement with any union. There presently is no existing dispute between the Company and any group of its employees. The Company is in compliance, in all material respects, with all employment agreements, collective bargaining agreements and other agreements, whether oral or written, which are currently in effect or binding upon the Company or under which the Company is currently operating, with all past and present employees of the Company. None of the Company's employees are represented by a labor union and, to the Shareholders' knowledge, there has not been any labor union organizing activity by or among the Company's employees. Neither the Company nor any of the Publications has engaged in any unfair labor practice. There is no labor strike, slowdown, stoppage, grievance or other group labor difficulty pending or, to the Shareholders' knowledge, threatened against the Company or any of the Publications.

     2.16. Licenses. All material governmental or regulatory licenses and permits necessary in connection with the present possession, use and operation (including any pending construction) of the Business Real Estate and the other Assets or the operation of the Business or any of the Publications are held by the Company and are in full force and effect and are listed in Section 2.16 of the Disclosure Schedule, no notice of violations have been received by the

Company in respect thereof, and there are no such potential violations. No proceeding or investigation is pending or, to the Shareholders' knowledge, threatened that could reasonably be expected to result, directly or indirectly, in the revocation or limitation of any such licenses or permits. All reports filed with the United States Postal Service in connection with any postal permits were true and correct in all material respects at the time such reports were filed. Neither the Company nor any of the Publications are currently the subject of any audit to determine compliance with any such postal permits or to any order or determination arising out of any completed audit and affecting continued operations under that permit.

     2.17. Proprietary Rights. Section 2.17 of the Disclosure Schedule lists all registered and material unregistered trade names, trademarks, patents, mastheads, service marks and copyrights owned or used by the Company, together with the date of registration (if any) of each such mark, patent or copyright and the jurisdiction in which any such mark, patent or copyright is used. The Company holds common law rights to use all material unregistered trademarks, patents and copyrights used by it in the geographic areas in which they are currently used. To the Shareholders' knowledge, no other person, entity or business organization uses, or has used during the preceding five years, in the geographic areas in which they are used by the Company, the mastheads, trade names, trademarks, service marks, names, copyrights, patents and proprietary rights owned or used by the Company. The Company's right to each of such trade names, trademarks, mastheads, service marks and other marks, names, copyrights, patents and proprietary rights are held by the Company, free and clear of any and all Liens and Encumbrances, other than Permitted Liens and Encumbrances, and during the preceding five years, no claims have been asserted or threatened by any person, entity or business organization to prevent or in any way limit the use or exercise by the Company of any of such assets or challenging the validity or effectiveness of the ownership thereof by the Company.

     2.18. Environmental Matters.

     (a) Except as set forth in Section 2.18(a) of the Disclosure Schedule, the Company and the Business Real Estate are in compliance with all federal, state and local laws, ordinances, orders, rules, regulations, and moratoria relating to the operation of the Business and the operation, occupancy or condition of the Business Real Estate, including, but not limited to, all Environmental Laws. For purposes of this Agreement, "Environmental Laws" means all laws, statutes, rules, regulations and court decisions and administrative decisions that apply to the Company, or its business assets, and that relate to environmental matters, including, but not limited to, those relating to the release or threatened release of Hazardous Substances (as hereinafter defined) and the generation, use, storage, transportation, or disposal of Hazardous Substances in any manner applicable to the Company or its assets, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. sections 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C.sections 1801 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. sections 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. sections 1251 et seq.), the Clean Air Act (42 U.S.C. sections 7401 et seq.), the Toxic Substances Control Act of 1976 (15 U.S.C. sections 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. sections 300f-sections 300j-11 et seq.), the Occupational Safety and Health Act of 1970 (29 U.S.C. sections 651 et seq.), and the Emergency Planning and Community Right-to-Know

Act (42 U.S.C. sections 11001 et seq.), each as amended or supplemented prior to the date hereof, and any analogous federal, state or local statutes, rules and regulations promulgated thereunder or pursuant thereto, and any other present law, ordinance, rule, regulation, permit, order, or directive addressing environmental, safety or health issues, of or by the federal government, any state or political subdivision thereof, or any agency, court, or body of the federal government or any state or political subdivision thereof.

     (b) Except as set forth in Section 2.18(b) of the Disclosure Schedule, the Company does not have any Liability under any Environmental Law, including any liability, responsibility, or obligation for fines or penalties, or for investigation, expense, removal, or remedial action to effect compliance with or discharge any duty, obligation, or claim under any such Environmental Law, and, to the Shareholder's knowledge, there is no reason to believe that any such claims, actions, suits, proceedings, or investigations under such laws or regulations exist or will be brought or threatened.

     (c) Except as set forth in Section 2.18(c) of the Disclosure Schedule, to the Shareholders' knowledge, there never has been any and is no past or continuing release or threat of release of any Hazardous Substance into the environment at, on, from, onto or under the Business Real Estate or any real property previously leased or owned by the Company and there are no Hazardous Substances at, on or under the Business Real Estate. For purposes of this Agreement, "Hazardous Substances" means (a) any chemical, material or substance defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "medical waste", "toxic pollutants," "contaminants," "pollutants," "toxic substances," or words of similar import under any applicable Environmental Law, (b) any oil, petroleum, petroleum product or petroleum derived substance in a liquid state at normal temperatures or atmospheric pressures, any flammable substances or explosives, or any radioactive materials, (c) any asbestos and asbestos-containing materials in any form which is or could become friable, (d) any radon gas, urea, formaldehyde, foam insulation, dielectric fluid, and polychlorinated biphenyls, and (e) any other chemical, material or substance which is prohibited, limited or regulated by any foreign, federal, state and local governmental departments, offices, agencies and authorities.

     (d) Except as set forth in Section 2.18(d) of the Disclosure Schedule, to the Shareholders' knowledge, there have been no Hazardous Substances of, or generated by, the Company that have been disposed of or come to rest at any site that has been included in any published federal, state or local "Superfund" site list or any other list of hazardous or toxic waste sites.

     (e) Except as set forth in Section 2.18(e) of the Disclosure Schedule, to the Shareholders' knowledge, there never have been any and are no underground or above-ground storage tanks located on, no polychlorinated biphenyls ("PCBs") or PCB-containing equipment used or stored on, and no hazardous waste, as defined by the RCRA or comparable state or local laws, stored on, the Business Real Estate or other real property previously owned, leased or used by the Company.

     (f) Except as set forth in Section 2.18(f) of the Disclosure Schedule, there is no Hazardous Substance or other condition, whether natural or man-made, or use of the Business Real Estate or, to the Shareholders' knowledge, any neighboring property which, to the Shareholders' knowledge, poses a present or potential threat of damage to the health of persons, to property, to natural resources, or to the environment.

     (g) Section 2.18(g) of the Disclosure Schedule attached to this Agreement identifies all environmental audits or assessments or occupational health studies undertaken by or on behalf of the Company or any Shareholder or, to the Shareholders' knowledge, any third person, entity, business organization or governmental agency with respect to the Business Real Estate or any other real property previously owned, leased or used by the Company, the Company's Business, activities or employees and the results of groundwater and soil testing, underground storage tank tests, soil samples, and written communications with federal, state, or local governments on environmental and Occupational Safety and Health Act of 1970 matters relating thereto, and the Company has provided the Buyer with true, correct and complete copies of all such audits, assessments, studies, results, tests samples and communications.

     2.19. Employees, Officers and Directors. Section 2.19 of the Disclosure Schedule contains a true and complete list, as of March 31, 2000, of the names, titles, full, part-time or temporary status, annual salary and any salary, bonus or other compensation arrangements, including the date and amount of the last compensation change, of all of the employees of the Company, whether oral or written. As of the date hereof, no such employee is receiving or claiming to be entitled to receive, and there are no pending filings, claims or applications for, disability benefits or workers' compensation, other than filings, claims or applications arising in the ordinary course of business which are not, in the aggregate, material. Section 2.19 of the Disclosure Schedule contains a true, correct and complete list of all directors and officers of the Company, indicating each office held by each such person. Section 2.19 of the Disclosure Schedule further contains a true and complete list of the names, titles, full, part-time or temporary status, annual salary and any salary, bonus or other compensation arrangements, including the date and amount of the last compensation change, of any employees of the Company, whether oral or written, hired after March 31, 2000 and the names of all whose employment with the Company has terminated since March 31, 2000.

     2.20. Contractual Obligations. Section 2.20 of the Disclosure Schedule contains a true and complete list of all contracts, agreements, deeds, mortgages, leases, licenses, instruments, commitments, undertakings, arrangements or understandings, written or oral, to which or by which the Company is a party or otherwise bound or to which or by which any of the Assets is subject or bound in each case involving post-Closing obligations equal to or exceeding $5,000 per annum or in the aggregate (collectively, the "Contractual Obligations") of the types described below that are currently in effect (other than advertising contracts and subscription agreements entered into in the ordinary course of business consistent with past practices), including, but not limited to:

          2.20.1. All outstanding offers of employment and all employment and consulting agreements;

          2.20.2. All Contractual Obligations (including, but not limited to, options) to sell or lease (as lessor) any property or asset used by the Company except newspapers, ink and newsprint in the ordinary course of business consistent with past practices;

          2.20.3. All Contractual Obligations pursuant to which the Company possesses or uses or has agreed to acquire (including, but not limited to, leases) any properties or assets;

          2.20.4. All Contractual Obligations (including licenses) pursuant to which the Company possesses or uses any computer software, other than "off-the-shelf" personal computer software licensed pursuant to "shrink wrap" licenses;

          2.20.5. All Contractual Obligations with advertising customers of the Business, except advertising contracts of the Publications entered into in the ordinary course of business consistent with past practices;

          2.20.6. All Contractual Obligations involving profit participation features;

          2.20.7. All Contractual Obligations that would be violated, or pursuant to which a breach or default would occur, by the consummation of the transactions contemplated by this Agreement and the Transaction Documents;

          2.20.8. All Contractual Obligations with suppliers or providers of goods or services to the Company, including, but not limited to, purchase orders;

          2.20.9. All Contractual Obligations for or relating to the borrowing of money, extensions of credit or Indebtedness;

          2.20.10. All Contractual Obligations involving or relating to indemnification by the Company;

          2.20.11. All Contractual Obligations limiting or restraining the Company from engaging or competing in any lines of business or geographic areas with any person, entity or business organization; and

          2.20.12. All Contractual Obligations with any of the Shareholders.

The Shareholders have heretofore delivered to the Buyer a true and complete copy of each of the written Contractual Obligations and a written description of each of the oral Contractual Obligations described above, including, but not limited to, all amendments and supplements thereto and all waivers thereunder. Neither the Company nor, to the Shareholders' knowledge, any other party is in default under or in breach or violation of, nor has an event occurred that (with or without notice, lapse of time or both) would constitute a default by the Company or any other party under any Contractual Obligation. Except as disclosed in
Section 2.20 of the Disclosure Schedule, the Company has a valid license for all computer software (including all copies) possessed or used by it and the Company is in compliance with the terms of each such license.

     2.21. Transactions with Affiliates. Except as set forth in Section 2.21 of the Disclosure Schedule, none of the Shareholders or the officers, directors, members of management of the Company, or affiliates of any such persons, and no member of the immediate family of any such individuals, and no entity in which any such person, entity or business organization owns any material beneficial interest, is a party to any agreement, arrangement, contract, commitment or transaction with the Company or has any material interest in any property used by the Company.

     2.22. Inventories. All of the inventory of the Company to be reflected on the Closing Balance Sheet (i) is useful or saleable in the normal course of the Business, (ii) is not excessive in kind to a material degree or in a material amount in light of the Business and (iii) is carried at amounts, net of any reserves, that reflect the lower of the cost or fair market value of such inventory. Neither the Shareholders nor the Company has changed the methods or procedures under which reserves for obsolete inventory are established and maintained. Since the 1999 Balance Sheet Date, the amounts of obsolete inventories have not changed other than in the ordinary course of business consistent with past practices.

     2.23. Brokers and Finders. All negotiations relating to this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby have been carried on without the intervention of any person, entity or business organization acting on behalf of the Company, any of the Shareholders or the Landlord or any of their affiliates in such manner as to give rise to any valid claim against the Company or the Buyer for any brokerage or finder's commission, fee or similar compensation.

     2.24. Insurance. Section 2.24 of the Disclosure Schedule contains a true, complete, and correct list of all policies of insurance of which the Company is the owner or insured or covering any of its property, that are currently effective, indicating for each policy the carrier, risks insured, amounts of coverage, deductible, and expiration date. Such insurance policies provide insurance coverage adequate to comply with all applicable laws, rules and regulations and all Contractual Obligations to which the Company is a party or by which it or its assets are bound. All such policies are in full force and effect, all premiums due thereon have been paid, and the Company has complied in all material respects with the provisions of such policies. There is no default with respect to any provision contained in any such policy, and there has not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. No notice of cancellation or nonrenewal with respect to or disallowance of any claim under any such policy has been received by the Company. The Company is not liable or obligated for any retroactive adjustment of premiums under any insurance policy or arrangement.

     2.25. Corporate Names. The Company has not used during the last five (5) years and is not currently using any corporate, fictitious or assumed name, other than the names listed in Section 2.25 of the Disclosure Schedule. The Company is entitled to use its name and any other name under which it previously conducted or presently conducts business without any liability or obligation to any other person, entity or business organization wherever the Company conducts business.

     2.26. Subsidiaries of the Company. The Company does not own of record or beneficially, directly or indirectly, (a) any shares of outstanding capital stock or securities convertible into capital stock of any corporation or (b) any participating interest in any partnership, joint venture, limited liability company or other noncorporate business enterprise, and the Company has no agreement or commitment to purchase or otherwise acquire any such shares or interest.

     2.27. Disclosure. Neither this Agreement, nor any Transaction Document nor any Schedule or Exhibit attached hereto or thereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made herein or therein not misleading. To the Shareholders' knowledge, there is no material fact relating to the condition (financial or otherwise), properties, assets, operations, prospects or business of the Company that has not been disclosed in writing by the Company or the Shareholders to the Buyer. The Company makes no other representations or warranties, express or implied, including but not limited to, merchantability, fitness for a particular purpose or otherwise.

     3. REPRESENTATIONS OF THE BUYER. The Buyer represents and warrants to the Shareholders as follows:

     3.1. Due Organization, Authorization and Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which the Buyer is a party and to perform its obligations hereunder or thereunder and has taken all action required by law and its certificate of incorporation and by-laws to authorize such execution, delivery and performance. This Agreement constitutes, and upon execution thereof, the Transaction Documents (other than the Noncompetition Agreements) to which the Buyer is a party will constitute, the valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

     3.2. No Violation or Approval. The execution, delivery and performance by the Buyer of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby will not result in a breach or violation of, or a default under, its certificate of incorporation or by-laws, any statute applicable to it, any agreement to which it is a party or by which it or any of its properties are bound, any fiduciary duty of, or any order, judgment, decree, rule or regulation of any court or any governmental agency or body having jurisdiction over, it or its properties. No consent, approval, order or authorization of, or negotiation, declaration or filing with, any governmental authority or other entity is required of, and has not been obtained or made by, the Buyer in connection with the execution and delivery by the Buyer of this Agreement and the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.

     3.3. Brokers and Finders. All negotiations relating to this Agreement and the Transaction Documents and the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby have been carried on without the intervention of any person, entity or business organization acting on behalf of the Buyer in such manner as to give rise to any valid claim against any of the Shareholders or any of their affiliates for any brokerage or finder's commission, fee or similar compensation.

     4. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER. The Buyer's obligation to purchase the Shares and the Real Property to consummate the other transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of each of the following conditions, unless expressly waived in writing by the Buyer at or prior to the Closing:


     4.1. Representations and Warranties. The representations and warranties made by the Shareholders in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date as if made on and as of the Closing Date, and the Shareholders shall have delivered to the Buyer a certificate to such effect executed by the Shareholders.

     4.2. Performance of Obligations. The Shareholders shall have performed and complied in all material respects with all agreements and covenants required by this Agreement or the Transaction Documents to which any of the Shareholders is a party to be performed or complied with thereby hereunder or thereunder at or prior to the Closing Date, and the Shareholders shall have delivered to the Buyer a certificate to such effect executed by the Shareholders.

     4.3. Stock Certificates. The Shareholders shall have delivered to the Buyer the stock certificates representing all of the Shares, in form satisfactory for transfer and reflecting the Shareholders as owners, together with separate stock powers executed in blank.

     4.4. Legal Opinion. The Buyer shall have received an opinion of McDermott, Will & Emery, counsel to the Company and the Shareholders, dated the Closing Date, in substantially the form of Exhibit D attached hereto.

     4.5. Releases of Shareholders and the Landlord. All Shareholders and the Landlord shall have executed and delivered to the Buyer releases, in substantially the form of Exhibit E-1 and E-2, respectively, attached hereto.

     4.6. Resignations of Officers and Directors. All officers and directors of the Company shall have resigned or been removed, in each case effective upon the Closing.

     4.7. Charter Documents. The Shareholders shall have delivered such certificates or other documents as may be reasonably requested by the Buyer, including, but not limited to, a certified copy of the Company's certificate or articles of incorporation and by-laws, certificates of good standing or legal existence of the Company and certified copies of the other charter documents on file with the Secretary of State of each relevant jurisdiction with respect to the Company, and appropriate evidence as to the authority of the Shareholders, the authorization of the transactions contemplated by this Agreement and the Transaction Documents and any other relevant matters.

    4.8. Injunctions. No action or proceeding shall have been instituted or threatened prior to or on the Closing Date before any court or governmental body or authority pertaining to the transactions contemplated by this Agreement or the Transaction Documents, the result of which could prevent, or in any way limit or make illegal the consummation of such transactions. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary, or permanent) that is in effect and has the effect of limiting or prohibiting consummation of the transactions contemplated by this Agreement.

     4.9. Consents Under Contractual Obligations. The Shareholders shall have obtained and delivered to the Buyer all consents, waivers and approvals required under any Contractual Obligations of the Company to (i) permit the valid execution, delivery and performance by the Shareholders of this Agreement and the Transaction Documents or (ii) prevent any such Contractual Obligation from terminating or being amended prior to its scheduled termination as a result of the consummation of the transactions contemplated hereby.

     4.10. Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

     4.11. Noncompetition Agreements . The Buyer, the Company and each Craig R. Winter and Christopher J. Winter shall have entered into separate Noncompetition Agreements, dated the Closing Date, in the form of Exhibit F-1 attached hereto and the Buyer, the Company and the other Shareholders shall have entered into separate Noncompetition Agreements, dated the Closing Date, in the form of Exhibit F-2 attached hereto (collectively, the "Noncompetition Agreements").

     4.12. Real Estate Documents . The Shareholders and the Landlord shall have delivered to the Buyer, at the Shareholders' expense, each of the following, in form and substance reasonably satisfactory to the Buyer, covering the Owned Real Estate and/or the Real Property, as the case may be:

          4.12.1. At the Closing, an ALTA 1992 owner's title policy (including extended coverage over the standard printed exceptions, access, location, environmental lien, survey, comprehensive endorsements, zoning (including parking and loading) and contiguity) insuring title in the Company and the Buyer of each parcel of Owned Real Estate and the Real Property and all recorded easements appurtenant thereto upon Closing, subject only to the Permitted Liens and Encumbrances, from Commonwealth Land Title Insurance Company (the "Title Insurance Company") in the amount set forth with respect to such parcel of Business Real Estate on Schedule 4.12 attached hereto, together in each case with any title insurance affidavit signed by the Company or the Landlord required by the Title Insurance Company and copies of all documents referenced in the policy as exceptions (collectively, the "Title Insurance Policies").

          4.12.2. At least five (5) days prior to the Closing Date, an as-built survey relating to each parcel of Owned Real Estate and the Real Property from a surveyor duly licensed in Illinois which survey shall: (i) be certified to the Company, the Buyer, the Title Insurance Company and to such other parties as the Buyer may indicate, (ii) be dated within six months of the Closing Date, (iii) indicate the location, legal description and area and square feet of each parcel of Owned Real Estate and the Real Property, (iv) locate all easements, utilities (including connections to public streets), parking facilities, covenants and restrictions and rights of way, (v) indicate adjoining streets, building lines, surface improvements, encroachments, vehicular access and parking requirements,
     (vi) identify which portions of the Owned Real Estate and the Real Property are located in a 100 year flood plain area as identified under the National Flood Insurance Program, (vii) such additional information as may be required by the Title Company and (viii) satisfy the Minimum Standard Detail Requirements for ALTA/ACSM (1997) Land Title Surveys, including Table A requirements 3, 4, 6, 7, 8, 9, 10, 11 and 13.

          4.12.3. At the Closing, stamped trustee's or special warranty deeds, as the case may be, relating to the Real Property, duly executed and acknowledged by the Landlord, free and clear of all Liens and Encumbrances and leases and any other matters affecting title, except the Permitted Liens and Encumbrances, together with all transfer declarations required for the sate, county or municipality in which the Real Property is located.

          4.12.4. A written certification(s) in accordance with section 1445 of the Code certifying that the Landlord is not a "foreign person" as defined in section 1445 of the Code and that the Landlord is therefore exempt from the withholding requirements of said section.

          4.12.5. All keys, key cards, combinations, access devices, manuals (if any) and instructional materials (if any) necessary to obtain full access to and use of the Owned Real Estate and the Real Property.

          4.12.6. Such other documents as may be reasonably necessary to consummate the Company's acquisition of the Owned Real Estate and the Real Property effected through a "New York style" closing, including, but not limited to, owner's affidavits, personal undertaking (GAP) statements, escrow instructions, any releases and settlement agreements from existing creditors of the Landlord which may be necessary to assure delivery of title to the Real Property, subject only to the Permitted Liens and Encumbrances.

     4.13. No Material Adverse Change . There shall have been no material adverse change in the business, condition (financial or otherwise), operations, assets or prospects of the Company or any Publication since the Interim Balance Sheet Date.

     4.14. Elimination of Liens and Encumbrances . As of the Closing, all of the assets of the Company (tangible or intangible, real or personal or mixed) shall be free and clear of any and all Liens and Encumbrances (including, but not limited to, those Liens and Encumbrances listed in Section 2.9 of the Disclosure Schedule), other than those listed on Schedule 4.14 attached hereto and security interests securing the Permitted Indebtedness (collectively, the "Permitted Liens and Encumbrances").

     4.15. Payoff Letters. At the Closing, Firstar Bank shall have delivered to the Buyer a pay-off letter for any Indebtedness of the Company, showing the amount that would have to be paid in order to satisfy such Indebtedness in full (the "Bank Payoff Amount") and agreeing that upon payment of such amount all Liens and Encumbrances in favor of the lender with respect to such Indebtedness will be released. At the Closing, the Landlord shall deliver to the Buyer a pay-off letter for all indebtedness secured by the Real Property (the "Real Property Indebtedness"), showing the amount that would have to be paid in order to satisfy such Real Property Indebtedness in full (the "Real Estate Payoff Amount") and agreeing that upon payment of such amount all Liens and Encumbrances in favor of the lender with respect to the Real Property Indebtedness will be released.

     4.16. 401(k) Plan. On or prior to the day immediately preceding the Closing Date, the board of directors of the Company shall have adopted a resolution terminating the Company's 401(k) Plan in accordance with the provisions thereof and all applicable laws and such resolution shall not have been amended or rescinded prior to the Closing.

     4.17. March 31 Financials. On or prior to the Closing Date, the Company shall have delivered to the Buyer financial statements of the Company as of March 31, 2000 and for the six-month period then ended, together with a certificate of the chief financial officer of the Company that such financial statements present fairly the financial position of the Company and the results of its operations as of and for the six-month period ending March 31, 2000.

     4.18. General. All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement and the Transaction Documents shall be satisfactory in form and substance to the Buyer, and the Buyer shall have received counterpart original, or certified or other copies, of all documents, including records of corporate proceedings, that the Buyer may reasonably request in connection therewith.

     5. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SHAREHOLDERS.

     The Shareholders' obligations to sell the Shares to the Buyer and to consummate the other transactions contemplated hereby is subject to the satisfaction on prior to the Closing Date of each of the following conditions, unless expressly waived in writing by the Shareholders at or prior to Closing:

     5.1. Payment of the Purchase Price. The Buyer shall have delivered to the Shareholders the Estimated Purchase Price less the Escrow Amount. The Buyer shall have also delivered (or caused the Company to deliver) to the Landlord the Real Property Purchase Price.

     5.2. Representations and Warranties. The representations and warranties of the Buyer in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date as if made on and as of the Closing Date, and the Buyer shall have delivered to the Shareholders a certificate to such effect executed by the President of the Buyer.

     5.3. Performance of Obligations. The Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement or any Transaction Document to be performed or complied with thereby hereunder or thereunder at or prior to the Closing Date, and the Buyer shall have delivered to the Shareholders a certificate to such effect executed by the President of the Buyer.

     5.4. Injunctions. No action or proceeding shall have been instituted or threatened prior to or on the Closing Date before any court or governmental body or authority pertaining to the transactions contemplated by this Agreement, the result of which could prevent, or in any way limit or make illegal the consummation of such transactions. No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary, or permanent) that is in effect and has the effect of limiting or prohibiting consummation of the transactions contemplated by this Agreement.

     5.5. Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions, and the waiting period (and any extensions thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Transaction Documents shall have expired or been terminated without any condition attached to such expiration or termination.

     6. COVENANTS OF THE PARTIES.

     6.1. Access to Premises and Information. On and prior to the Closing Date, the Shareholders will permit, and will cause the Company to permit, the Buyer and its authorized representatives to have reasonable access, during normal business hours or at such other agreed-upon times, to the agreements, documents, information, records and books of account of the Company (the "Records") in the possession of the Shareholders or the Company that relate in any manner to the conduct or operations, on or prior to the Closing Date, of the Company, the Business or the Publications, including, but not limited to, Records in respect of accounts payable, bank statements, financial statements and general ledgers. In addition, prior to the Closing Date, the Shareholders will permit the Buyer and each of its authorized representatives reasonable access to the Business Real Estate, including, but not limited to, access sufficient to allow the Buyer or its representatives to conduct such environmental site assessment (including subsurface investigation) and environmental compliance review as it deems appropriate. In connection with any such site assessment, the Buyer shall obtain from the environmental consultant performing such site assessment a customary indemnification agreement.

     6.2. Lien Searches. At or prior to the Closing, the Shareholders shall deliver (or cause the Company to obtain and deliver) to the Buyer Uniform Commercial Code, tax lien and judgment lien searches for the Company at the state level for Illinois, and at the county level for DuPage County, Illinois. Such searches shall be conducted under the present name of the Company and the Publications and such other names as the Company has used during the past five years. All such names are listed in Section 2.25 of the Disclosure Schedule.

     6.3. Public Announcements. Subject to applicable legal requirements, each party hereto agrees that any public announcement regarding the transactions contemplated by this Agreement and the Transaction Documents will be made only upon the mutual agreement of the Buyer and the Shareholders. The foregoing shall encompass any so-called "farewell editorials" published in the Publications on or prior to the Closing. No provision of this Section 6.3 shall be construed as prohibiting the following disclosures: (i) disclosures of such information as may be required for federal securities, tax, accounting or other reporting purposes, (ii) disclosures to employees or independent contractors concerning changes in their status and/or benefits, (iii) disclosures to legal counsel, independent accountants and other representatives, (iv) disclosures to corporate parents and other corporate affiliates, (v) disclosures pursuant to the terms of an order of a court or other governmental authority of competent jurisdiction,
(vi) disclosures required in connection with legal proceedings, (vii) disclosures required under the terms of loan, credit or similar agreement or
(viii) disclosures of matters of which there is public knowledge other than as a result of disclosures made in breach hereof.

     6.4. Environmental Reports. The Buyer may retain an environmental consultant to prepare, at the Buyer's expense, an environmental assessment evaluation report with respect to each parcel of the Business Real Estate (an "Environmental Report"), with copies provided to the Shareholders and the Landlord. The Buyer shall specify the scope of investigation to be conducted by such environmental consultant in the preparation of the Environmental Report. In the event that the Environmental Report discloses conditions or the possibility of conditions which, in the Buyer's sole discretion, (a) might be expected to impose a material Liability on the Buyer or the Company under applicable laws for clean up or other costs, (b) may make it difficult to obtain financing secured by the Business Real Estate or (c) are otherwise unsatisfactory to the Buyer, the Buyer may elect to terminate this Agreement at any time prior to the Closing.

     6.5. Maintenance of Plans . Between the date of this Agreement and the Closing, the Shareholders shall cause the Company to administer each and every Plan in accordance with the provisions of such Plan and all applicable provisions of the Code and ERISA.

     6.6. Conduct of Business Prior to Closing. Prior to the Closing, the Shareholders will cause the Company to (i) conduct the Business only in the ordinary course consistent with past practices and (ii) use its best efforts to preserve the business organization of the Business intact, all to the end that it may preserve the goodwill and business relationships of the Business with employees, customers, clients, suppliers and others. Without limiting the generality of the foregoing, without the prior consent of the Buyer, the Shareholders will not permit the Company to (a) increase the compensation (including, but not limited to, bonus) payable on or after Closing or to become payable on or after Closing to any employee of the Company, excluding increases made in the ordinary course of business in accordance with past practices on the anniversary date of an employee's hire, (b) sell or permit the sale of advertising or subscription orders for the Publications, or enter into other transactions, at rates or prices lower than the rates and prices in effect for such transactions on the date hereof, other than volume discounts offered to advertisers in the ordinary course of business at levels consistent with past practices and other than promotion discounts offered to subscribers in the ordinary course of business consistent with past practices, (c) alter its methods, practices or terms in respect of billing or collection of accounts receivable or sale of subscriptions or pre-paid advertising, (d) incur any Liability other than Permitted Liabilities, (e) make any dividend or distribution of assets to any Shareholder or other person, entity or business organization except as expressly contemplated by Section 6.9, (f) incur any Indebtedness, (g) consummate any repurchase or redemption, or agreed to repurchase or redeem, any shares of its capital stock, any options or other rights to acquire such stock or any securities convertible into or exchangeable for such stock, (h) amend its certificate or articles of incorporation, by-laws, or other organizational documents, (i) issue or agree to issue any additional shares of capital stock of any class or series, or any securities convertible into or exchangeable for shares of capital stock, or any options, warrants, or other rights to acquire any shares of capital stock, (j) make any payment, loan, or advance to or make an investment in or capital contribution to any person or entity, other than in the ordinary course of business in accordance with past practice; or (k) pay any bonus, or make any advance with respect to a bonus, to any Shareholders or other employee of the Company other than in the ordinary course of business in accordance with past practices; other than fiscal pro-rated bonuses and vehicle bonuses and sales listed in Section 6.6 of the Disclosure Schedule. Prior to the Closing, the Shareholders will cause the Company to (u) furnish to the Buyer, not later than twenty (20) days after the close of each month ending prior to the Closing Date, an unaudited statement of income and expense reflecting the operations of the Company for such month and an unaudited balance sheet reflecting the assets and liabilities with respect to the Company as at the close of such month, (v) pay accounts payable and other obligations when they become due and payable in the ordinary course of business,
(w) comply in all material respects with all applicable laws, (x) collect accounts receivable in the ordinary course of business consistent with past practice, and (y) maintain levels of inventory consistent with past practice.

     6.7. No Solicitation of Other Offers. Neither any of the Shareholders nor the Company will, or will permit any of their representatives or agents, directly or indirectly, to entertain, solicit or initiate or enter into discussions, transactions or contractual obligations with, or encourage or provide any information to, any person, entity or business organization (other than the Buyer and its designees) concerning any sale of any or all of the Company, the Business, the Publications, the Shares or the Assets.

     6.8. Preparation for Closing. Each of the Shareholders agrees to use its best efforts to bring about the fulfillment of the conditions precedent contained in Article IV, including, but not limited to, the obtaining of all necessary consents, approvals and waivers for the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

     6.9. Distributions . On and prior to the Closing Date, the Shareholders shall cause the Company to distribute to the Shareholders the Excluded Assets.

     6.10. Tax Returns . The Shareholders shall, on a timely basis, prepare or cause to be prepared and signed (through a designee who shall be designated by the Company upon the recommendation of the Shareholders as an officer of the Company solely for the purpose of preparing, signing and filing all Tax returns for the Company for periods ending on or prior to the Closing Date) all Tax returns for the Company for all periods ending on or prior to the Closing Date, provided, however, that notwithstanding anything herein to the contrary, unless required by law, neither party may, amend, nor authorize any officer designee to amend, any previously filed Tax return for the Company (the "Pre-Closing Tax Returns"), without the consent of the other party, which shall not be unreasonably withheld. To the extent required by applicable law, the Shareholders shall include any income, gain, loss, deduction or other Tax items for such periods on their Tax returns in a manner consistent with the Schedule K-1's furnished by the Company to the Shareholders for such periods.

     The Buyer shall cause the Company to, and the Shareholders shall, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Pre-Closing Tax Returns pursuant to this Section
6.10. The Shareholders shall have the right, at their expense, to defend, challenge or dispute any audit, litigation or other proceeding with respect to Pre-Closing Tax Returns, with the cooperation of the Buyer and the Company. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Such cooperation shall also include, in connection with audits of any of the Pre-Closing Tax Returns, the Shareholders being advised of such audits or examinations promptly upon notice thereof. Each of the Buyer, the Company and the Shareholders agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statutes of limitations (and, to the extent notified by the Buyer or the Shareholder, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into by such party with any taxing authority.

     6.11. Further Assurances . From time to time after the Closing, at the request of the Buyer, the Shareholders shall execute and delivery any further instruments and take such other action as the Buyer may reasonably request to vest or confirm in the Buyer ownership of the Shares, free and clear of any and all Liens and Encumbrances or otherwise carry out the transactions contemplated hereby.

     7. INDEMNIFICATION.

     7.1. Representations and Warranties.

     (a) The Shareholders hereby agree to jointly and severally indemnify the Buyer, its affiliates (including the Company), and all of their officers, directors, employees, and agents (each, a "Buyer Indemnitee") from, and hold each Buyer Indemnitee harmless from, against, and in respect of the following: any and all damages, deficiencies, actions, suits, proceedings, demands, assessments, judgments, claims, losses, costs, expenses, fees, and Liabilities (including costs of collection and reasonable attorneys' fees and expenses) (herein called a "Loss" or "Losses") arising from or directly related to any breach of, or inaccuracy in, any representation or warranty made by or on behalf of any Shareholder in this Agreement or any Transaction Document or any Schedule or Exhibit hereto or thereto (including, but not limited to, the Disclosure Schedule) or in any certificate executed in connection herewith or therewith and delivered on the date hereof. The Buyer Indemnitee shall not be entitled to indemnification from the Shareholders pursuant to this Section 7.1(a) or pursuant to Section 7.2(a)(viii) but only with respect to any Liability or condition of which the Shareholders did not have knowledge as of the Closing Date (other than with respect to any breaches of, or inaccuracy in, the representations and warranties made by the Shareholders in Sections 2.3, 2.4 or 2.7.4) unless and until the aggregate amount of their Losses exceeds $75,000 as to which the Shareholders shall be responsible only for the excess over $75,000.

     (b) The Buyer hereby agrees to indemnify the Shareholders (each, a "Shareholder Indemnitee"; a Buyer Indemnitee and a Shareholder Indemnitee are sometimes referred to herein as an "Indemnitee") from, and hold each Shareholder Indemnitee harmless from, against, and in respect of any Losses arising from or related to any breach of or inaccuracy in any representation or warranty made by or on behalf of the Buyer in this Agreement or any Transaction Document or in any certificate or agreement executed or delivered in connection herewith or therewith. The Shareholder Indemnitees shall not be entitled to indemnification from the Buyer pursuant to this Section 7.1(b) unless and until the aggregate amount of their Losses exceed $75,000 as to which the Buyer shall be responsible only for the excess over $75,000.

     (c) The parties hereto agree that the representations and warranties made herein shall survive the Closing and the consummation of the transactions provided for herein and shall remain effective for a period of eighteen (18) months thereafter; provided, however, that (i) the representations and warranties made by the Shareholders in Section 2.8 shall remain effective until thirty (30) days after the expiration of the applicable statutes of limitations period (giving effect to any waiver, mitigation, or extension thereof), (ii) the representations and warranties made by the Shareholders in Sections 2.3 and 2.4 shall remain effective without any time period limitation and (iii) the representations and warranties made by the Shareholders in Section 2.18 shall remain effective for a period of forty-eight (48) months after the Closing, provided further however, that all representations and warranties shall survive without time limitation with respect to any inaccuracy therein or breach thereof, notice of which shall have been given within such applicable period to the other parties.

     (d) In this Section 7, for purposes of determining the existence of any inaccuracy of any representation or breach of any warranty of the Shareholders contained in this Agreement or any certificate or agreement delivered or executed by the Shareholders in connection herewith, any materiality qualification in any representation or warranty or any requirement in any representation or warranty that an event or fact be material or have a material adverse effect in order for such event or fact to constitute an inaccuracy of a representation or breach of a warranty shall be disregarded.

     7.2. Other Indemnification.

     (a) The Shareholders hereby agree to jointly and severally indemnify each Buyer Indemnitee from, and hold each Buyer Indemnitee harmless from, against and in respect of any Loss to the extent it arises from or directly relates to:

          (i) any breach by the Shareholders of any covenant or agreement set forth in this Agreement or any Transaction Document;

          (ii) any and all Taxes (A) in excess of the accrued amounts with respect thereto on the balance sheet included in the Interim Financial Statements imposed on or with respect to the Company, the Business, the Business Real Estate or their assets, operations or activities for any tax period ending on or before the Closing Date and the portion ending on the Closing Date of any tax period that begins before and ends after the Closing Date, (B) collected by the county or state on the transfer of the Shares or the Owned Real Estate pursuant to this Agreement, and (C) arising in connection with the distribution to the Shareholders of the Excluded Assets pursuant to this Agreement or the sale of any Company vehicles at or prior to the Closing;

          (iii) any Company Transaction Costs (as hereinafter defined);

          (iv) any Losses arising from or relating to any matter disclosed in
     Section 2.13 of the Disclosure Schedule (the "Disclosed Matters");

          (v) any Liability or remediation cost relating to, arising out of or in connection with (i) an order of a governmental agency, action brought by, or settlement with, any governmental agency or other third party, or other requirement of Environmental Law to investigate or remediate, the presence, treatment, storage, disposal, spillage, discharge, transportation, emission, leakage, release or threatened release ("Presence" or "Release"), on or prior to the Closing Date, of any Hazardous Substances which is at, in, on, under, about, from or affecting any property owned or leased by the Company on the Closing Date or at any time prior thereto or in which the Company has or had an interest, including without limitation the Business Real Estate, regardless of when the Presence or Release is discovered, or property damage (real or personal) arising out of or related to any such Presence or Release, (ii) the offsite transportation, treatment, storage or disposal of any such Hazardous Substances, (iii) an order of a governmental agency, action brought by, or settlement with, any governmental agency or other third party, or other requirement of Environmental Law, to pay damages or provide other remedies, with respect to, any personal injury (including wrongful death) arising out of or related to any such Presence or Release, (iv) any lawsuit brought, settlement reached, or order or directive of or by any governmental authority relating to such Presence or Release, or (v) any violation or alleged violation of any Environmental Law by the Company at any time on or prior to the Closing Date;

          (vi) any Liability or remediation cost relating to or in connection with the Company's hazardous waste generator status;

          (vii) any Liability or remediation cost relating to or in connection with compliance with Illinois Air Pollution Control permit program requirements;

          (viii) the issuance or ownership of, or title to, the Shares or the existence of any other capital stock or securities of the Company, or any rights to purchase or acquire any capital stock or other securities of the Company; and

          (ix) any Liability (other than Permitted Liabilities) relating to any event occurring prior to the Closing or any condition existing as of the Closing.

For purposes of this Agreement, "Company Transaction Costs" means the costs and expenses of the Company incurred prior to the Closing in connection with the sale of the Company, the Shares, the Business, the Publications, including, but not limited to, the transactions contemplated by this Agreement and by the Transaction Documents. Notwithstanding anything herein to the contrary, the indemnification obligations under Section 7.2(a)(v) shall survive the Closing and remain effective without any time period limitation with respect to any Claim, Liability or Loss for which notice is provided pursuant to Section 7.3 within a period of forty-eight (48) months after the Closing and all other indemnification obligations under Section 7.2(a) shall survive the Closing and remain effective without any time period limitation.

     (b) The Buyer hereby agrees to indemnify each Shareholder Indemnitee from, and hold each Shareholder Indemnitee harmless from, against and in respect of any Loss to the extent it arises from or relates to any breach of covenant by the Buyer of any covenant thereof set forth in this Agreement or any Transaction Document.

     7.3. Notice of Claims . Within sixty (60) days after the receipt by the Shareholders or the Buyer of notice of any claim against the Company, the Shareholders or the Buyer, as the case may be, or of the commencement of any action or proceeding against the Company, the Shareholders or the Buyer, as the case may be, the Shareholder Representative or the Buyer, as the case may be, shall, if a claim with respect thereto is or may be made against an party pursuant to this Section 7, give such party (or, if such party is the Shareholders, to the Shareholder Representative) written notice thereof. The failure to give any notice required by this Section 7 shall not relieve any party of any obligations contained in this Section 7 except and only to the extent that the failure to give such notice actually and materially prejudices the rights of such party. Each and every claim, action, proceeding or remedial action referenced in this Section 7.3 shall hereinafter be referred to as a "Claim."

     7.4. Defense of Claims. An Indemnitee and its indemnifying party pursuant to this Section 7 shall cooperate in the defense or compromise of any Claim, and both such Indemnitee and such indemnifying party shall have the right to participate under the direction of such Indemnitee and its counsel, at the expense of such indemnifying party (which direction shall be reasonably calculated to minimize the liability of such indemnifying party under this
Section 7 to
the extent consistent with the legitimate business interests of such Indemnitee), in the defense of such Claim. Such indemnifying party shall have the right, at its expense, for its counsel to participate in such defense. Notwithstanding the foregoing, such indemnifying party may assume the defense of a Claim by written notice to such Indemnitee within sixty (60) days after such indemnifying party receives notice of such Claim, if and only if each of the following conditions is satisfied:

          (a) such indemnifying party confirms in its notice to such Indemnitee that it is obligated hereunder to indemnify the relevant Indemnitee with respect to such Claim; and

          (b) the relevant Indemnitee does not give such indemnifying party written notice, within thirty (30) days after it receives such notice from such indemnifying party, that it has determined, in the exercise of its reasonable discretion based upon a legal opinion of the indemnifying party's counsel, that a conflict of interest makes separate representation by such Indemnitee's own counsel advisable.

In the case of such an assumption, such indemnifying party shall have the authority to negotiate, compromise and settle such Claim, provided that, unless the relevant Indemnitee shall have previously agreed otherwise in writing, any compromise or settlement of such Claim shall include a complete release of all other Claims by the third party bringing the Claim against such Indemnitee and provided further that except for the settlement of a Claim that involves the payment of money only (in which case such indemnifying party shall give such Indemnitee the opportunity to discuss with it such payment, which opportunity shall not affect the right of such indemnifying party to effect such settlement in its discretion), such indemnifying party shall not settle or compromise any claim without the prior written consent of such Indemnitee. Such Indemnitee shall retain the right to employ its own counsel and to participate in the defense of any Claim, the defense of which has been assumed by such indemnifying party pursuant hereto, but such Indemnitee shall bear and shall be solely responsible for its own costs and expenses in connection with such participation. Such Indemnitee may compromise or settle any Claim against it at any time, but if such compromise or settlement is made without the prior written consent of such indemnifying party (which prior written consent may not be unreasonably withheld or delayed), such indemnifying party shall not be required to pay such Indemnitee in respect of any liability resulting from such compromise or settlement; provided, however, that if in the reasonable judgment of such Indemnitee it would be materially harmed or otherwise materially prejudiced by not entering into a proposed settlement or compromise and such indemnifying party withholds consent to such settlement or compromise, such Indemnitee may enter into such settlement or compromise and such settlement or compromise shall not be conclusive as to the liability of such indemnifying party to such Indemnitee. Notwithstanding anything herein to the contrary, any action to be taken by, or notice to be given to or by, the Shareholders under this Section 7.4, whether as an Indemnitee or as an indemnifying party, shall be taken or given by or to the Shareholder Representative.

     7.5 Limitations.

          (a) Notwithstanding anything herein to the contrary, except as set forth in the following sentence, the aggregate Losses payable by the Shareholders to the Buyer Indemnitees under Section 7.1(a) (other than Losses relating to breaches of, or inaccuracies with respect to, the representations and warranties of the Shareholders set forth in Section
     2.18 hereof) shall not exceed $1,250,000 and the aggregate Losses payable by the Shareholders to the Buyer Indemnitees under Section 7.1(a) (including, but not limited to, Losses relating to breaches of, or inaccuracies with respect to, the representations and warranties of the Shareholders set forth in Section 2.18 hereof) shall not exceed $2,000,000 (the "Cap"). Notwithstanding the foregoing, nothing contained herein shall in any way limit, or be deemed to limit, or otherwise affect the Buyer Indemnitee's rights to indemnification under, and the Cap shall not apply to, (i) Section 7.1(a) with respect to the representations and warranties of the Shareholders in Sections 2.3, 2.4, 2.7.4 and 2.8, or (ii) any Losses resulting from fraud by the Shareholders, and Losses in connection with such matters shall not count in determining whether the Losses payable by the Indemnifying Shareholders exceed $1,250,000 or $2,000,000, as the case may be. Any amounts finally determined or agreed as owed to a Buyer Indemnitee by any Shareholder pursuant to this Agreement shall first be satisfied by recovery from the funds held pursuant to the Escrow Agreement.

          (b) The representations and warranties contained in this Agreement are exclusive and supersede any other representations and warranties, express or implied in negotiations or otherwise, including but not limited to the warranties of merchantability and fitness for a particular purpose. No representations and warranties whatsoever are made as to any financial forecasts or projections of the Company delivered to the Buyer.

          (c) The Buyer shall not be entitled to indemnification to the extent any liability is taken into account in determining Net Working Capital or any current asset is not taken into account in determining Net Working Capital.

          (d) Absent actual fraud, the indemnification provisions of this Section shall be the exclusive remedy following Closing for any claim related to the transactions contemplated hereby, including without limitation, any breaches or alleged breaches of any representation or warranty or failure to fulfill any covenants or agreement contained herein.

          (e) In determining the amount of any Loss pursuant to this Section 7, appropriate adjustments shall be made for (i) Tax benefits actually recognized by the Indemnitee with respect thereto (and adjusted for the present value of such Tax benefits to be actually recognized in the future), (ii) insurance proceeds received by the Indemnitee with respect thereto, and (iii) indemnification proceeds received from any third party with respect thereto pursuant to any agreement entered into by the Company, prior to the Closing. For purposes of this Section 7.5(e), Tax benefits shall be deemed to be, or to have been, "actually recognized" when the amount of Tax actually paid by a party or its consolidated group during any Tax year is (or will be) decreased as a result of such Loss. In making such adjustments, due consideration shall be given as to whether the Indemnitee is (or will be) able to recognize a Tax benefit from the Loss and whether such Tax Benefit is limited or otherwise unavailable under the Code, and any future Tax benefits shall be discounted to the time the indemnification payment is made using a rate of return of eight percent (8%). All indemnification payments under Section 7 shall be treated as adjustments to the Purchase Price.

     8. NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by hand delivery or overnight courier delivered or addressed as follows or to such other address or addresses of which the respective party shall have notified the other parties.

         If to the Shareholders, to the Shareholder Representative at:

                  Downers Grove Reporter
                  922 Warren Avenue
                  Downers Grove, Illinois 60515
                  Attention: Chris Winter

         with a copy to:

                  McDermott Will & Emery
                  227 West Monroe Street
                  Chicago, Illinois 60606
                  Attention: Neal White, Esq.

         If to the Buyer, to:

                  Liberty Group Suburban Newspapers, Inc.
                  3000 Dundee Road
                  Northbrook, Illinois 60062
                  Attention: Kenneth L. Serota
                             President

         with a copy to:

                  Katten Muchin Zavis
                  525 West Monroe Street
                  Suite 1600
                  Chicago, Illinois 60661
                  Attention: Kenneth W. Miller, Esq.

     9. EXPENSES OF TRANSACTION. Whether or not the transactions provided for herein are consummated, each of the parties hereto will assume and bear all expenses, costs and fees incurred by such party in connection with the preparation, negotiation and execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. The Shareholders shall be responsible for the payment of all expenses incurred by the Company related hereto. All transfer and other Taxes incurred in connection with the consummation of the transactions contemplated hereby and thereby shall be paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary tax returns and other documentation with respect to such transactions and other Taxes. The Shareholders shall also be responsible for the payment of all recording charges related to documents recorded prior to the deed, including the recording of releases of any such documents.

     10. ENTIRE AGREEMENT. The agreement of the parties that is comprised of this Agreement, the Exhibits and Schedules hereto, and the other documents referred to herein, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, whether oral or written, relating to the subject matter of this Agreement.

     11. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Shareholders and the Buyer and, with respect to the Shareholders, their legal representatives, executors, administrators, heirs, legatees and any other person, entity or business organization who shall succeed to all or any part of the Shareholders' estate.

     12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Illinois and of the United States of America located in the State of Illinois for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, and each of the parties hereto agrees not to commence any action, suit or proceeding relating hereto or thereto except in such courts. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby or thereby, in the courts of the State of Illinois or the United States of America located in the State of Illinois, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees.

     13. WAIVER OF JURY TRIAL. The Shareholders and the Buyer hereby irrevocably waive, to the fullest extent permitted by law, all rights to trial by jury in any action, proceeding, or counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this Agreement or any of the transactions contemplated hereby.

     14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original for all purposes and all of which together shall constitute one and the same instrument.

     15. HEADINGS. The headings contained in this Agreement are inserted only for convenience of reference and in no way define, limit, or describe the scope or intent of this Agreement.

     16. TERMINATION. This Agreement may be terminated at any time prior to the
Closing:

         (a) by the written agreement of the Shareholders and the Buyer;

         (b) by the Shareholders in the event the Closing has not occurred on or prior to May 3, 2000, unless the failure of such consummation shall be due to the Shareholders' material breach of a representation or warranty contained herein or the failure of the Shareholders to comply in all material respects with the agreements and covenants contained herein to be performed by the Shareholders on or before May 3, 2000;

         (c) by the Buyer in the event the Closing has not occurred on or prior to May 3, 2000, unless the failure of such consummation shall be due to the Buyer's material breach of a representation or warranty contained herein or the failure of the Buyer to comply in all material respects with the agreements and covenants contained herein to be performed by the Buyer on or before May 3, 2000; or

         (d) by either the Buyer or the Shareholders if (i) the representations and warranties of the Shareholders or the Buyer, as the case may be, shall not have been true and correct as of the date when made, (ii) the Shareholders or the Buyer, as the case may be, shall have failed to perform and comply with, in all material respects, all agreements and covenants required by this Agreement to have been performed or complied with by such party or parties prior to the time of such termination and such failure to perform or comply shall be incurable or shall not have been cured within a reasonable period of time but not less than ten (10) days in duration following notice of such failure, provided that the terminating party shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to have been performed or complied with by such terminating party prior to such time, or (iii) any event shall have occurred or any fact or condition shall exist that shall have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated by this Agreement, unless the occurrence of such event or existence of such fact or condition shall be due to the failure of the party or parties seeking to terminate this Agreement to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by such party or parties prior to the Closing.

     17. CONFIDENTIAL INFORMATION. From and after the Closing Date, each of the Shareholders shall keep confidential and refrain from disclosing to any third party, without the prior written consent of the Buyer, any and all financial, technical, commercial or other information concerning the Business.

            (The remainder of this page is intentionally left blank.
                            Signature page follows.)

     The parties to this Agreement have duly executed it as of the day and year first above written.


                                    SHAREHOLDERS:


                                    -------------------------------------------
                                    Chester J. Winter, Jr.


                                    -------------------------------------------
                                    Patricia K. Winter


                                    -------------------------------------------
                                    Craig R. Winter


                                    -------------------------------------------
                                    Christopher J. Winter


                                    BUYER:

                                    LIBERTY GROUP SUBURBAN NEWSPAPERS, INC.


                                    By:
                                       ----------------------------------------
                                           Kenneth L. Serota, its President


                                    LANDLORD:

                                    DOWNERS GROVE REPORTER

                                    By:
                                       ----------------------------------------
                                          Chester J. Winter, Partner

                                    By:
                                       ----------------------------------------
                                          Patricia K. Winter, Partner

                                LIST OF SCHEDULES

Schedule 1        Shareholders of the Company
Schedule 1.5-A    Excluded Assets
Schedule 1.5-B    Non-Operating Liabilities
Schedule 4.12     Title Insurance Amounts
Schedule 4.14     Permitted Liens and Encumbrances

                                LIST OF EXHIBITS

Exhibit A         Publications
Exhibit B         Description of Real Property
Exhibit C         Form of Escrow Agreement
Exhibit D         Form of Shareholders' Counsel Opinion
Exhibit E         Form of Release
Exhibit F         Form of Noncompetition Agreement

                               DISCLOSURE SCHEDULE

Section 2.2       Jurisdictions
Section 2.4       Title to Shares
Section 2.5       No Violation
Section 2.6       Financial Statements
Section 2.7.1     Liabilities
Section 2.7.2     Tangible Assets
Section 2.7.3     Absence of Changes
Section 2.7.4     Liability/Indebtedness
Section 2.8       Taxes
Section 2.9       Title to Assets
Section 2.10(a)   Owned Real Estate
Section 2.10(b)   Leased Real Estate
Section 2.10(c)   Business Real Estate Noncompliance
Section 2.11      Operating Condition and Repair
Section 2.12      Circulation
Section 2.13      Conformity with Law; Litigation and Proceedings
Section 2.14      Welfare and Benefit Plans
Section 2.15      Labor Relations
Section 2.16      Licenses
Section 2.17      Proprietary Rights
Section 2.18      Environmental
Section 2.19      Employees, Officers and Directors
Section 2.20      Contractual Obligations
Section 2.21      Transactions with Affiliates
Section 2.24      Insurance Policies
Section 2.25      Corporate Names